Exhibit 99.1

News Release

Contact:
William L. Prater	Will Fisackerly
Treasurer and Chief Financial	First Vice President and
Officer	Director of Investor Relations
662/680-2000	662/680-2475

BancorpSouth Announces Underwriters’ Full Exercise of Over-Allotment Option

TUPELO, Miss., January 20, 2012/PRNewswire-FirstCall via COMTEX/ — BancorpSouth, Inc. (NYSE: BXS) (the “Company”) announced today that the underwriters for the recently announced public offering of BancorpSouth, Inc. common stock have exercised in full their over-allotment option to purchase an additional 1,428,571 shares at a public offering price of $10.50 per share.

The Company intends to use the net proceeds of this offering for general corporate purposes, including to maintain certain capital levels and liquidity at the Company, potentially provide equity capital to BancorpSouth Bank, fund growth either organically or through acquisition of other financial institutions, insurance agencies, or other businesses that are closely aligned to the operations of the Company, and fund investments in its subsidiaries.

The offering of common stock may be made only by means of a prospectus and a related prospectus supplement. Morgan Stanley & Co. LLC and Stifel, Nicolaus & Company, Incorporated are the joint book-running managers in the offering. Stephens Inc., Keefe, Bruyette & Woods, and Sandler O’Neill + Partners, L.P. are acting as co-managers for the stock offering.

A registration statement relating to the shares is effective with the Securities and Exchange Commission. A prospectus supplement relating to the offering has been filed with the Securities and Exchange Commission. Copies of the prospectus supplement and the accompanying prospectus may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, telephone: (866) 718-1649 and Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One South Street, 15th Floor, Baltimore, Maryland 21202, telephone: (443) 224-1988.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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Box 789 • Tupelo, MS 38802-0789 • (662) 680-2000

holding company.

BXS Announces Underwriters’ Full Exercise of Over-Allotment Option

January 20, 2012

About BancorpSouth

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with $13.0 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates 286 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas. BancorpSouth Bank also operates an insurance location in Illinois.

Forward-Looking Statements

This news release contains various forward-looking statements. A discussion of various factors that could cause BancorpSouth’s actual results to differ materially from those expressed in such forward-looking statements is included in BancorpSouth’s filings with the Securities and Exchange Commission, including the prospectus supplement relating to this offering, its Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011.

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